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                        SEVERANCE COMPENSATION AGREEMENT


                 This Severance Compensation Agreement ("Agreement") has been entered into as of the _____ day of ______________ , 199_ by and between MICOM Communications Corp., a Delaware corporation ("MICOM"), and __________________ (Executive"). It is made in the light of the following circumstances:

                 MICOM's Board of Directors considers the establishment and maintenance of a sound and vital management team to be essential to protecting and enhancing the best interests of MICOM and its stockholders. MICOM recognizes that the possibility of a Change of control (as defined in this Agreement), and the uncertainty and questions which that possibility may raise among members of the management team, may result in the departure or distraction of management personnel to the detriment of MICOM and its stockholders. The Board of Directors has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of MICOM's management team, including Executive, to their assigned duties.

                 Accordingly, the Board of Directors has proposed to enter into this Agreement with Executive which sets forth the severance compensation which MICOM agrees it will pay to Executive if Executive's employment with MICOM should terminate under the circumstances described below following a Change of Control of MICOM.

                 In the light of the foregoing the parties have agreed as follows:

                 1.       Basic Agreement.

                          In order to protect Executive against certain
possible consequences of a Change in Control of MICOM, and thereby to induce Executive to continue to serve as a key employee of MICOM, MICOM agrees that if there is a Change of Control of MICOM, and if Executive's employment by MICOM is subsequently terminated, after, but within two years following, such Change of Control, Executive shall be entitled to the severance compensation specified in Section 3 hereof unless such termination is (a) a result of Executive's death or Retirement (as defined in this Agreement); (b) by MICOM for Cause (as defined in this Agreement); or (c) by Executive other than for Good Reason (as defined in this Agreement).

                          As partial consideration for this Agreement,
Executive agrees that he or she will not voluntarily leave the employ of MICOM and will continue to perform Executive's existing duties, or such other comparable duties as may be assigned by MICOM, for a period of at least one (1) year or until such earlier time as there may be a Change of Control, in which case
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the other Sections hereof shall control.  Notwithstanding the foregoing, MICOM may terminate Executive's employment at any time, with or without cause, subject to providing the benefits hereinafter specified in accordance with the terms hereof if such termination occurs after a Change of Control.

                 2.     Term of Agreement.

                        This Agreement shall initially continue until the earlier to occur of (A) the termination of Executive's employment with MICOM for any reason whatsoever, whether by action of Executive or of MICOM; or (B) a Change of Control. In the former event, all rights of Executive hereunder shall terminate at the time of such termination of employment. In the latter case, this Agreement shall remain effective for a full term of two (2) years from the date of such Change of Control, and shall not thereafter be terminated until the expiration of such period.

                 3.     Severance Compensation.

                        If MICOM shall terminate Executive's employment other than by reason of Disability (Section 5.1), Retirement (Section 5.2) or for Cause (Section 5.3), or if Executive shall terminate his or her employment for Good Reason (Section 5.4), in any such case within two (2) years following a Change of Control, then MICOM shall pay to Executive, as severance pay, in a lump sum, in cash, on the 5th day following the Payment Date (as defined in Section 5.6 of this Agreement), an amount equal to (a) one year's base compensation at the rate at which Executive was being compensated immediately prior to such termination (except that if the termination is based on a reduction in compensation, it shall be the rate of compensation immediately prior to such reduction); plus (b) the annual bonus target for the full fiscal year of MICOM during which such termination occurred.

                        In addition to the foregoing, MICOM shall, subject to the following sentence, under the circumstances set forth above, provide continuing coverage of Executive under all employee benefit plans affording protection against medical costs, including any medical, excess medical, hospitalization or similar insurance or reimbursement plan. Such coverage shall be provided at MICOM's cost for a period of one year from the Payment Date or until Executive obtains other employment if that shall occur before one year from the Payment Date; provided, however, that MICOM shall have no obligation to provide any such coverage if a dispute exists pursuant to clause
(2) or (3) in Section 5.6(a).

                        Notwithstanding the foregoing provisions of this
Section 3, if the severance compensation provided in this Section 31 either alone or together with other payments which Executive would have the right to receive from MICOM, would constitute a "parachute payment," as defined in
Section 280G of the Internal Revenue Code of 1986 (the "Code"), as in effect at the time of





                                       2.
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payment, such payment shall be reduced to the largest amount as will result in no portion being subject to the excise tax imposed by Section 4999 of the Code or the disallowance of a deduction BY MICOM pursuant to Section 280G(a) of the Code. The determination of the amount of any reduction pursuant to this paragraph, and the payments or other compensation to which such reductions shall apply, shall be made in good faith by MICOM, and such determination shall be binding on Executive.

                 4.       Change of Control.

                          No benefits shall be payable hereunder unless there
shall have been a Change of Control of MICOM, as defined in this Section 4 and Executive's employment by MICOM shall thereafter have been terminated as described in Section 5 below.

                          4.1     For purposes of this Agreement, "Change of
Control" shall mean the happening of any of the following:

                                       (i)         The acquisition by any
                          Holder, at any time after the date hereof, of Beneficial Ownership of securities of MICOM representing 50% or more of the combined voting power of the then outstanding securities of MICOM.

                                       (ii)        The occurrence of a
                          transaction requiring approval by the stockholders of MICOM for the acquisition of MICOM through the purchase of all or substantially all of MICOM's securities or assets, or by merger, or otherwise.

                                       (iii)         The election, during any
                          period of 24 months or less, of a majority of the members of the Board of Directors of MICOM without the approval of the nominations of such members by a majority of the Board members who were serving as such at the beginning of such period.

                                       (iv)        A transaction in which a
                          business operation conducted by MICOM, whether as a division, subsidiary or otherwise, is sold or transferred to some other person, or distributed to MICOM's shareholders, and Executive is assigned to such operation, whether as a continuing employee thereof or as part of the transfer or distribution.

                          4.2     "Beneficial ownership" or "Beneficially
owned" shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

                          4.3     "Group" shall mean persons who act in concert
as described in sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, and the regulations thereunder. The formation of a Group, or any change in the membership of a





                                       3.
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Group, shall be deemed to be an acquisition by the Group of the aggregate number of MICOM securities Beneficially Owned by each member thereof.

                          4.4     "Holder" shall mean any entity, person or
Group other than the Corporation, Odyssey Partners, L.P. (or an affiliate thereof) or an employee benefit plan maintained by the corporation.

                 5.       Termination Following Change of Control.

                          If there shall have been a Change of Control as
defined in Section 4 above, Executive shall be entitled to the severance compensation provided in Section 3 hereof in the event that Executive's employment by MICOM is terminated within two (2) years thereafter; unless such termination is (a) because of Executive's death or Retirement; (b) by MICOM for Cause or Disability; or (c) by Executive other than for Good Reason. For these purposes, the following definitions shall apply:

                          5.1     "Disability" shall mean absence from full
time performance of Executive's duties with MICOM for one hundred thirty (130) consecutive business days, as a result of Executive's incapacity due to physical or mental illness, unless within thirty (30) days after Notice of Termination (as hereinafter defined) is given following such absence Executive shall have returned to the full time performance of Executive's duties.

                          5.2     "Retirement" shall mean a termination of
employment in accordance with the retirement policy generally applicable to all salaried employees at the time of the Change of Control.

                          5.3     "Cause" shall mean:

                                  (a)      the deliberate and intentional
failure by Executive to devote substantially his or her entire business time and efforts to the performance of his or her duties (other than any such failure resulting from Executive's incapacity due to physical or mental illness or disability);

                                  (b)      engaging by Executive in gross
misconduct materially and demonstrably injurious to MICOM;

                                  (c)      Executive's commission of any crime
(other than minor traffic offenses and similar infractions); or

                                  (d)      Executive's willful failure to
comply with instructions of the Board of Directors of MICOM.

                          5.4     "Good Reason" shall mean the occurrence of:





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                                  (a)      without Executive's express written
consent, the assignment to Executive of any duties materially and substantially less favorable than his or her positions, duties, responsibilities and status with MICOM immediately prior to the Change in Control, or a material adverse change in his or her reporting responsibilities, titles or offices as in effect immediately prior to a Change in Control;

                                  (b)      a reduction by MICOM in Executive's
base salary as in effect at the time of the Change in Control;

                                  (c)      a failure by MICOM to continue to
provide incentive compensation comparable to that provided by MICOM immediately prior to any Change in Control;

                                  (d)      the failure by MICOM after a Change
in Control to continue in effect any benefit or compensation plan, stock option plan, pension plan, health and accident plan or disability plan in which Executive is participating immediately prior thereto (provided, however, that there shall not be deemed to be any such failure if MICOM substitutes for the discontinued plan, a plan providing Executive with substantially similar benefits) or the taking of any action by MICOM which would adversely affect Executive's participation in or materially reduce Executive's benefits under any of such plans or deprive Executive of any material fringe benefit enjoyed by Executive immediately prior to a Change in Control (provided, however, that any act or failure to act by MICOM that is on a plan-wide basis, i.e., it similarly affects all employees of MICOM or all employees eligible to participate in any such plan, as the case may be, shall not constitute Good Reason); or

                                  (e)      the failure of MICOM to obtain the
assumption of this Agreement by any successor as contemplated in Section 7.1 hereof.

                          5.5     Notice of Termination.  Any termination by
MICOM pursuant to Sections 5.1 or 5.3 above shall be communicated by a Notice of Termination. The term "Notice of Termination" shall mean a written notice indicating those specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provisions so indicated and otherwise complies with Sections 5.1 or 5.3, as applicable. No termination by MICOM shall be effective for purposes of Sections 5.1 or 5.3 above without such Notice of Termination.

                          5.6     Payment Date.

                                  (a)      The term "Payment Date" shall mean
(1) if Executive's employment is terminated by MICOM without allegation that such termination is by reason of Disability (Section 5.1), Retirement (Section 5.2) or for Cause (Section





                                       5.
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5.3), the actual effective date of such termination as specified by MICOM in its notice of such termination given to Executive; (2) if Executive's employment is terminated by MICOM purportedly for Cause and if (i) within 30 days after MICOM's giving of the Notice of Termination prescribed by Section 5.5, Executive notifies MICOM that a dispute exists concerning whether or not the termination is legitimately for Cause, and (ii) it is finally determined, whether by mutual agreement by the parties or upon final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected), that such termination is not legitimately for Cause, the Payment Date shall be the date the dispute is so finally determined; and (3) if Executive's employment is terminated by Executive purportedly for Good Reason, 30 days after Executive so notifies MICOM, which notice shall fully describe the basis which the Executive alleges to constitute Good Reason; provided, however, that if, within such 30-day period, MICOM notifies Executive that a dispute exists concerning whether or not the termination is legitimately for Good Reason, the Payment Date shall be the date that it is finally determined (but only if so determined), whether by mutual agreement by the parties or upon final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected), that such termination by Executive is legitimately for Good Reason.

                                  (b)      Notwithstanding the foregoing, the
definition of "Payment Date" shall not entitle Executive to any compensation with respect to any period during which Executive's employment has actually ceased. Rather, such definition shall be used solely to determine the date, if applicable, upon which severance pay becomes payable to Executive pursuant to
Section 3 of this Agreement.

                 6.       No Obligation to Mitigate.

                          6.1     Executive shall not be required to mitigate
damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as the result of employment by any other person after the termination of employment with MICOM, or otherwise, except as provided in Section 3.

                          6.2     The provisions of this Agreement, and any
payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish Executive's existing rights, or rights which would accrue solely as a result of the passage of time, under any benefit plan, incentive plan or securities plan, employment agreement or other contract, plan or arrangement.





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                 7.       Binding on Successors.

                          7.1     This Agreement shall be binding on and inure
to the benefit of any successor to MICOM. MICOM agrees to require any successor or assign to all or substantially all of its business and/or assets, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that MICOM would be required to perform it if no such transaction had taken place, except where such assignment occurs as a matter of law (e.g., in the case of a merger or consolidation), in which case no such formal assumption shall be required. Any failure of MICOM to obtain such agreement prior to the effectiveness of any such transaction shall be a material breach of this Agreement and shall entitle Executive to terminate his employment for Good Reason, but shall not otherwise affect the rights of MICOM or such successor or assign under any such agreement between them, nor invalidate any such agreement. As used in this Agreement, "MICOM" shall mean MICOM as presently constituted and any successor or assign to its business and/or assets which executes and delivers the agreement provided for in this Section 7 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                          7.2     This Agreement shall inure to the benefit of
and be enforceable by Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devotees and legatees. If Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's estate.

                 8.       Notices.

                          8.1     Method of Giving Notice.  Any notice (which
term includes payments and communications of any sort whatsoever) required or permitted to be delivered under this Agreement shall be in writing and shall be delivered to the party to whom addressed in person, or by certified mail, return receipt requested, addressed as follows:

                 If to Company:            MICOM Communications Corp.
                                           4100 Los Angeles Avenue
                                           Simi Valley, CA 93062

                 If to Executive:          At his or her address as shown on
                                           the records of MICOM.

                          8.2     Change of Address.  Any person whose address
is specified herein may change such address by giving notice to the other in the manner herein provided.

                          8.3     Effectiveness of Notice.  All notices given
in accordance with this Agreement shall, if mailed, be deemed to


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have been given or delivered two (2) days after the date they are placed in the
United States mail, postage prepaid, properly addressed as herein required. If delivered personally or by courier, they shall be deemed given when actually received.

                 9.     Choice of Law.

                        This Agreement shall be governed by and interpreted in accordance with the laws of the State of California.

                 10.    Severability.

                        The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                 11.    Legal Fees and Expenses.

                 In the event of any dispute under this Agreement, the prevailing party shall be entitled to recover all legal fees and expenses which it may incur in resolving such dispute.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

MICOM COMMUNICATIONS CORP.               EXECUTIVE:

By:
      ----------------------------       ------------------------------------
                                                      (Signature)
Title:
      ----------------------------


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